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INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Laclede Gas Company on Form S-3 of our report (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the changes in methods of accounting for income taxes and postretirement benefits other than pensions effective October 1, 1993) dated November 17, 1994, appearing in the Annual Report on Form 10-K of Laclede Gas Company for the year ended September 30, 1994 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.



Deloitte & Touche LLP
DELOITTE & TOUCHE LLP

St. Louis, Missouri
April 21, 1995